Exhibit 10.2

EXECUTION COPY

TAX ALLOCATION AGREEMENT dated as of November 21, 2001 (this “Agreement”), among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the “Company”), and INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation and a direct majority owned subsidiary of the Company (“Newco”).

WHEREAS the Company is the common parent of the group of affiliated corporations (the “Company Consolidated Group”), within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with which the Company filed a consolidated federal income Tax Return (as defined herein) at any time prior to the Split-Off (as defined herein);

WHEREAS, pursuant to the Agreement and Plan of Split-Off and Merger, dated as of May 23, 2001 (the “Merger Agreement”), among Parent, Sunrise Acquisition Corp. (“Sub”) and the Company, the Company will, on the Effective Date (as defined herein) (i) effect the restructuring transactions (the “Restructuring”) described in the Restructuring Agreement, dated as of November 21, 2001, among the Company, Newco and certain subsidiaries of the Company (the “Restructuring Agreement”) and (ii) distribute to the holders of Company Common Stock all the outstanding shares of Newco Common Stock in consideration of the redemption of a portion of their shares of Company Common Stock (the “Split-Off”);

WHEREAS, on the Effective Date, Sub will merge with and into the Company with the Company surviving (the “Merger”) as contemplated by the Merger Agreement, pursuant to which the holders of Company Common Stock will receive solely common stock of Parent in exchange for their Company Common Stock not exchanged in the Split-Off;

WHEREAS Parent, the Company and Newco intend that, after the Split-Off, neither Newco nor any of its Subsidiaries will be a member of the Company Consolidated Group for federal income tax purposes;

WHEREAS, for Federal income tax purposes, it is intended (a) by the Company that the distribution of Newco Common Stock in connection with the transactions contemplated by the Merger Agreement shall qualify, as to the stockholders of the Company, as a transaction described in Section 355 of the Code (it being understood and agreed that such qualification shall not be a condition to the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and that Parent shall have no obligation to cause such distribution to so qualify) and (b) by Parent, the Company and Newco that the Merger qualify as a “reorganization” within the meaning of Section 368 (a) of the Code; and

WHEREAS Parent, the Company and Newco desire on behalf of themselves, their Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes relating to taxable periods before and after the Split-Off.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definitions.  For purposes of this Agreement:

“Agreement” shall have the meaning set forth in the Preamble.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Consolidated Group” shall have the meaning set forth in the Recitals.

“Company Group” shall mean the Company and each of its direct and indirect Subsidiaries, other than members of the Newco Group.

“Dispose” (and, with correlative meaning, “Disposition”) shall mean pay, discharge, settle or otherwise dispose.

“Due Date” shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with, or such payment is due to be made to, the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

“Effective Date” shall mean the date on which the Effective Time occurs.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Final Determination” shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Newco” shall have the meaning set forth in the Preamble.

“Newco Business” shall have the meaning set forth in the Restructuring Agreement.

“Newco Group” shall mean Newco and each corporation that is, immediately after the Split-Off, a direct or indirect Subsidiary of Newco.

“Parent” shall have the meaning set forth in the Preamble.

“Payee” shall have the meaning set forth in Section 4.6 hereof.

“Payor” shall have the meaning set forth in Section 4.6 hereof.

“Post-Distribution Period” shall mean any taxable period beginning after the Effective Date and, in the case of any Straddle Period, that portion of such Straddle Period that begins on the day immediately following the Effective Date.

“Pre-Distribution Period” shall mean any taxable period that ends on or prior to the Effective Date and, in the case of any Straddle Period, that portion of such Straddle Period ending on and including the Effective Date.

“Restructuring” shall have the meaning set forth in the Recitals.

“Split-Off” shall have the meaning set forth in the Recitals.

“Sunrise Business” shall have the meaning set forth in the Restructuring Agreement.

“Straddle Period” shall mean any taxable period that begins before or on and ends after the Effective Date.

“Subsidiary” shall mean a subsidiary, as defined in the Merger Agreement, that is a corporation.

“Tax Authority” shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of Taxes.

“Tax Claim” shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

“Taxes”, as used in this Agreement, shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts; (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) (other than an obligation to indemnify under this Agreement).

“Tax Return” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended return relating to Taxes.

“Transaction Taxes” shall have the meaning set forth in Section 3.03 (a) hereof.

“Underpayment Rate” shall mean the interest rate specified under Section 6621 (a) (2) of the Code.

Any capitalized term not defined herein shall have the meaning set forth in the Merger Agreement or the Restructuring Agreement, as the case may be.

ARTICLE II

Preparation and Filing of Tax Returns

SECTION 2.01.      Preparation of Pre-Distribution Period Tax Returns and Straddle Period Tax Returns.  (a)  Parent or the Company shall, with the cooperation of Newco and each member of the Newco Group (as provided for in Article VI hereof), prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns with respect to the Company Consolidated Group for any Pre-Distribution Period or Straddle Period.  Parent and the Company shall have sole discretion as to the positions taken in any such Tax Returns except as otherwise provided in this Agreement.  Similar provisions shall apply with respect to any consolidated, combined, unitary, or aggregate state, local, or foreign income Tax Return for any Pre-Distribution Period or Straddle Period that includes any member of the Company Group.

(b)           Newco shall, with respect to any Pre-Distribution Period or Straddle Period, prepare (or cause to be prepared) and file (or cause to be filed) all separate state, local or foreign Tax Returns of each member of the Newco Group and any consolidated combined, unitary or aggregate state, local, or foreign Tax Returns that do not include any member of the Company Group.

SECTION 2.02.      Preparation and Filing of Post-Distribution Period Tax Returns.  With respect to Post-Distribution Periods, Newco shall not have any responsibility for preparing (or causing to be prepared) or filing (or causing to be filed) any Tax Return with respect to any member of the Company Group, and Parent and the Company shall not have any responsibility for preparing (or causing to be prepared) or filing (or causing to be filed) any Tax Return with respect to any member of the Newco Group.

SECTION 2.03.      Consistent Treatment.  Each Tax Return described in this Article II (including Tax Returns with respect to Post-Distribution Periods) shall be prepared (i) in a manner consistent with the opinion of counsel obtained in connection with the Merger pursuant to the provisions of the Merger Agreement, (ii) in a manner consistent with the representations, warranties, statements and covenants set forth in the Transaction Agreements and (iii) in a manner consistent with prior methods, practices and procedures (except to the extent that departure from such methods, practices and procedures would not materially adversely affect another party to this Agreement).  Notwithstanding the previous sentence, Tax Returns shall be prepared in the manner required by any applicable Final Determination.

SECTION 2.04.      Amended Returns and Claims for Refund.  No member of the Newco Group (or any entity that directly or indirectly controls Newco) shall amend a Tax Return or file a claim for Tax refund with respect to any Pre-Distribution Period subject to a Tax Return described in Section 2.01(a) hereof without the prior written consent of Parent or the Company, which consent shall not be unreasonably withheld or delayed.

ARTICLE III

Payments with Respect to Taxes

SECTION 3.01.      Payment of Taxes.  (a)      For all Taxes with respect to which Parent, the Company or any other member of the Company Group is required to file a Tax Return pursuant to Section 2.01(a) hereof, Newco shall pay the Company the amount of such Taxes attributable to the Newco Business within 10 business days after receipt from Parent or the Company of a copy of such Tax Return (or a copy of the decision or agreement with respect to any Final Determination regarding the period to which such Tax Return relates), together with a statement showing in reasonable detail the calculation of any Taxes attributable to the Newco Business.

(b)           For all Taxes with respect to which Newco or any other member of the Newco Group is required to file a Tax Return pursuant to Section 2.01(b) hereof, the Company shall pay Newco the amount of such Taxes attributable to the Sunrise Business within 10 days after receipt from Newco of a copy of such Tax Return (or a copy of the decision or agreement with respect to any Final Determination regarding the period to which such Tax Return relates), together with a statement showing in reasonable detail the calculation of any Taxes attributable to the Sunrise Business.

SECTION 3.02.      Remittance of Taxes to a Tax Authority.  The Company and Newco shall remit or cause to be remitted in a timely manner to the appropriate Tax Authority all Taxes due in respect of any Tax for which (i) in the case of the Company, the Company or Parent is required to file a Tax Return pursuant to Section 2.01(a) hereof, and (ii) in the case of Newco, Newco is required to file a Tax Return pursuant to Section 2.01(b) hereof.

SECTION 3.03.      Calculation of Federal Income Taxes Attributable to the Newco Business and the Sunrise Business.  (a)    For purposes of this Article III, the “Newco Business Tentative Tax” for any taxable period shall equal the excess of (i) the actual liability for federal income Taxes of the Company Consolidated Group for such period (the “Consolidated Group Tentative Tax”), over (ii) the Consolidated Group Tentative Tax for such period assuming that the Newco Business (and any assets used or held for use primarily in connection therewith) had not been held, used or operated by the Company Consolidated Group, provided, however, that the calculations required by this Section 3.03 shall be made without regard to (x) any “net operating loss carryovers” (as defined in Section 172 of the Code) of the Company Consolidated Group (the “Consolidated Group NOL Carryovers”), and (y) any liability for taxes directly or indirectly attributable to the Restructuring, the Split-Off and all related transactions, including any taxes imposed as a result of the application of Section 355(e) of the Code (collectively the “Transaction Taxes”).

(b)           For purposes of this Article III, the “Newco Business NOL Carryovers” for the relevant taxable period shall be the Consolidated Group NOL Carryovers available for such period multiplied by a fraction, the numerator of which is the Newco Business Tentative Tax for such period and the denominator of which is the Consolidated Group Tentative Tax for such period.

(c)           For purposes of this Agreement, the amount of federal income Taxes attributable to the Newco Business for the relevant taxable period shall equal the excess of (i) the actual liability for federal income Taxes of the Company Consolidated Group for such period over (ii) the actual liability for federal income Taxes of the Company Consolidated Group for such period assuming for purposes of this clause (ii) that (x) the Newco Business (and any assets used or held for use primarily in connection therewith) had not been held, used or operated by the Company Consolidated Group, and (y) the Consolidated Group NOL Carryovers for such period had been reduced by an amount equal to the Newco Business NOL Carryovers for such period, provided, however, that the calculations required by this Section 3.03(c) shall be made without regard to the Transaction Taxes.

(d)           For purposes of this Agreement, the amount of federal income Taxes attributable to the Sunrise Business shall equal the excess of (i) the actual liability for federal income Taxes of the Company Consolidated Group for the such period over (ii) the amount of federal income Taxes attributable to the Newco Business for such period.

SECTION 3.04.      Calculation of Taxes (Other Than Federal Income Taxes Attributable to the Newco Business and the Sunrise Business.  For purposes of this Agreement, with respect to Taxes other than federal income Taxes, the amount of such Taxes attributable to the Newco Business and the Sunrise Business shall be determined in a manner similar to and consistent with the provisions of Section 3.03 hereof.

SECTION 3.05.      Tax Refunds.  Newco shall be entitled to its pro rata share of any refund of Tax subject to a Tax Return described in Section 2.01 hereof to the extent of any amount paid by Newco under this Agreement with respect to such Tax Return.  Parent or the Company shall be entitled to any refund of Tax subject to a Tax Return described in Section 2.01 in excess of the amount described in the previous sentence.  Any refund of Tax received by one party shall, no later than three business days after receipt, be paid to the other party to the extent of the other party’s entitlement thereto under this Section 3.05, together with a statement showing in reasonable detail the calculation of such payment.

SECTION 3.06.      Calculation of Pro Rata Share of Tax Refunds.  Newco’s pro rata share of any Tax refund shall be equal to the excess, if any, of (i) the amount of federal income Taxes attributable to the Newco Business as originally calculated under this Agreement over (ii) the amount of federal income Taxes attributable to the Newco Business as recalculated under this Agreement taking into account the facts and circumstances giving rise to such refund.

SECTION 3.07.      Alternative Minimum Tax.  The purpose of this Article III is to allocate tax liability in proportion to the respective tax liabilities attributable to the Sunrise Business and the Newco Business, exclusive of “net operating loss carryovers” (as defined in Section 172 of the Code) and without regard to the Split-Off, the Restructuring and all related transactions.  In the case of any Company Consolidated Group alternative minimum tax under Section 55 of the Code, the respective portions of such tax attributable to the Sunrise Business and the Newco Business shall be determined in a manner similar to and consistent with the provisions of Section 3.03 hereof.

ARTICLE IV

Indemnification

SECTION 4.01.      Obligations of the Company.  The Company and each other member of the Company Group shall indemnify and hold Newco and each other member of the Newco Group harmless from and against the following:

(a)           any liability for Taxes attributable to the Sunrise Business as calculated pursuant to Article III hereof;

(b)           any liability for Transaction Taxes; and

(c)           any liability for Taxes attributable to the Company or any other member of the Company Group to the extent that Newco has made a payment to the Company with respect thereto pursuant to Section 3.01 hereof.

SECTION 4.02.      Obligations of Newco.  Newco and each other member of the Newco Group shall indemnify and hold Parent, the Company and each other member of the Company Group harmless from and against the following:

(a)           any liability for Taxes attributable to the Newco Business as calculated pursuant to Article III hereof; and

(b)           any liability for Taxes attributable to Newco or any other member of the Newco Group or Transaction

Taxes, to the extent that the Company has made a payment to Newco with respect thereto pursuant to Section 3.01 hereof; and

SECTION 4.03.      Straddle Periods.  (a)    To the extent permitted by law or administrative practice, the taxable year of any member of the Company Group which includes the Effective Date shall be treated as closing on (and including) the Effective Date.

(b)           Where it is necessary pursuant to this Agreement to apportion between Newco, on the one hand, and the Company, on the other hand, the Tax liability of an entity for a Straddle Period which is not treated under Section 4.03 (a) hereof as closing on the Effective Date, such liability shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on the basis of an interim closing of the books, except that

Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

SECTION 4.04.      Tax Obligations Arising Under a Pre-Distribution Period Tax Sharing Agreement.  Except as set forth in this Agreement, any and all existing Tax sharing agreements and practices regarding Taxes and their payment, allocation, or sharing between any member of the Company Group and any member of the Newco Group shall be terminated as of the Effective Date and no remaining liabilities thereunder shall exist thereafter.  This Section 4.04 does not address tax sharing agreements (if any) solely among members of the Newco Group or solely among members of the Company Group.

SECTION 4.05.      Indemnification Payments.  To the extent that a party (the “Payor”) is required to make an indemnification payment to another party (the “Payee”) pursuant to Section 4.01, 4.02 or 4.03 hereof, the Payor shall pay the Payee no later than 10 business days prior to the Due Date of the relevant Tax Return or 10 business days after the Payor receives the Payee’s calculations of the Payor’s indemnification obligation hereunder, whichever occurs last, the amount of such indemnification obligation.

ARTICLE V

Tax Claims

SECTION 5.01.      General.  Newco, on the one hand, shall have sole control over all Tax Claims with respect to any Tax Return which Newco is responsible for preparing (or causing to be prepared) pursuant to this Agreement, and Parent and the Company, on the other hand, shall have sole control over all Tax Claims with respect to any Tax Return which Parent or the Company is responsible for preparing (or causing to be prepared) pursuant to this Agreement.  The party controlling a Tax Claim pursuant to the preceding sentence shall have the sole right to contest, litigate and Dispose of such Tax Claim and to employ counsel of its choice at Newco’s sole expense in the case of a Tax Claim controlled by Newco, and at the Company’s sole expense in the case of a Tax Claim controlled by the Company or Parent; provided, however, that the other party may, at its own expense, participate in (but not control) the defense of any such Tax Claim, but only if such Tax Claim may result in a payment by such other party pursuant to the terms of this Agreement.  If a Tax Claim may result in a payment by such other party pursuant to the terms of this Agreement or presents an issue that affects both the Newco Business and the Sunrise Business, the party controlling such Tax Claim shall not litigate or Dispose of such Tax Claim without the prior written consent of such other party, which consent shall not be unreasonably withheld or delayed.

SECTION 5.02.        Tax Claim Management.  (a)       Parent or the Company, on the one hand, and Newco, on the other hand, shall promptly notify the other party in writing of any Tax Claim that may result in liability of the other party to make a payment under this Agreement or that affects both the Newco Business and the Sunrise Business.  With respect to any such Tax Claim, the party controlling such Tax Claim shall (i) not make any submission to any Tax Authority without offering the other party the opportunity to review it, (ii) keep the other party informed as to any information that it receives regarding the progress of such Tax Claim, and (iii) provide the other party with any information that it receives regarding the nature and amounts of any proposed Disposition of the Tax Claim.

ARTICLE VI

Cooperation

Parent and the Company, on the one hand, and Newco, on the other hand, shall (and shall cause the members of the Company Group and the Newco Group, respectively, to) cooperate with each other in the preparation and filing of Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement.  Such cooperation shall include, without limitation, (a) making employees available on a mutually convenient basis to provide such assistance as might reasonably be required and (b) providing such information as might reasonably be required in connection with any such Tax Return or proceeding, including, without limitation, records, returns, schedules, documents, work papers or other relevant materials.

The parties hereto shall use reasonable efforts to reduce any transfer, sales or other similar Taxes that may be incurred with respect to the transactions contemplated by the Transaction Agreements.

ARTICLE VII

Retention of Records; Access

The Company Group and the Newco Group shall (a) retain all records, documents, accounting data and other information (including computer data) which may contain information or provide evidence relevant to any taxable period that is the subject of a Tax Return for which a member of the other group is responsible under this Agreement, until such time as a Final Determination occurs with respect to such taxable period, provided, however, that such records need not be retained longer than 15 years after the end of the latest taxable period to which they relate and such records do not relate to an ongoing contest; and (b) give to the other group reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, with reimbursement by the requesting group of reasonable out-of-pocket costs incurred in connection therewith, to the extent relevant to any obligation or liability of the requesting party under this Agreement.

ARTICLE VIII

Disputes

If the parties disagree as to the calculation of any Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed–upon amount shall be promptly paid to the appropriate party.  If the parties are unable to resolve such dispute within 10 business days thereafter, such dispute shall be resolved by a law firm or accounting firm acceptable to both Parent and the Company, on the one hand, and Newco, on the other hand.  The decision of such firm shall be final and binding.  The fees and expenses incurred in connection with such decision shall be shared by the Company and Newco in proportion to the final allocation of the Tax liability in dispute.  Following the decision of such firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns.

ARTICLE IX

Survival

Notwithstanding any provision in any other Transaction Agreement to the contrary, all covenants, obligations and rights under this Agreement shall survive indefinitely, except to the extent otherwise provided herein.

ARTICLE X

Miscellaneous Provisions

SECTION 10.01.    Consistent Reporting.

(a)           Parent, the Company and Newco agree to report the transactions set forth in Section 4.1 of the Restructuring Agreement, for federal income tax purposes, as follows:

(i)            the transaction described in Section 4.1(a) of the Restructuring Agreement is a liquidation under Section 332 of the Code;

(ii)           the transaction described in Section 4.1(b) of the Restructuring Agreement is a liquidation under Section 332 of the Code;

(iii)          the transactions described in Section 4.1(c) (i) and Section 4.1(c) (iii) of the Restructuring Agreement are transfers between divisions of a single corporation and the transaction described in Section 4.1(c) (ii) of the Restructuring Agreement is a sale;

(iv)          the transaction described in Section 4.1(d) of the Restructuring Agreement is a transfer in connection with a reorganization under Section 368(a)(1)(D) of the Code;

(v)           the transaction described in Section 4.1(e) of the Restructuring Agreement is a distribution under Section 301 of the Code;

(vi)          the transactions described in Section 4.1(f) of the Restructuring Agreement are, respectively (I) a contribution under Section 351 of the Code, and (II) a distribution under Section 301 of the Code;

(vii)         the transaction described in Section 4.1(g) of the Restructuring Agreement is a distribution under Section 301 of the Code;

(viii)        the transaction described in Section 4.1(h) of the Restructuring Agreement is a distribution under Section 301 of the Code;

(ix)           the transaction described in Section 4.1(i) of the Restructuring Agreement is a distribution under Section 301 of the Code;

(x)            the transaction described in Section 4.1(j) of the Restructuring Agreement is a distribution under section 301 of the Code;

(xi)           the transaction described in Section 4.1(k) of the Restructuring Agreement is a transfer in connection with a reorganization under Section 368(a) (1) (D) of the Code;

(xii)          the transaction described in Section 4.1(1) of the Restructuring Agreement is a transfer in connection with a reorganization under Section 368(a) (1)(D) of the Code; and

(xiii)         the transaction described in Section 4.1(m) of the Restructuring Agreement is a distribution under Section 301 of the Code.  For purposes of determining the federal income tax consequences of such transaction, the fair market value of the assets transferred in such transaction shall be computed in accordance with the formula set forth in Schedule 4.1(m) to the Restructuring Agreement.

(b)           Parent, the Company and Newco agree to report the Split-Off, for federal income tax purposes, as integrated with the Merger and as a redemption of a number of shares of Company Common Stock equal in value to the value of the Newco Common Stock distributed in the Split-Off, with such redemption qualifying, as to the stockholders of the Company, as a transaction described in Section 355 of the Code; provided that Goodwin Procter LLP, counsel to the Company, shall have issued (i) an opinion to the Company to the effect that, more likely than not, the Split-Off qualifies, as to the stockholders of the Company, as a transaction described in Section 355 of the Code (the “Split-Off Opinion”), and (ii) an opinion to the officers of the Company and the officers of Parent (collectively, the “Officers”) substantially to the effect that the Officers will not incur any liability under the Code for Taxes (including fees and other monetary and non-monetary penalties) solely as a result of causing Parent and the Company to report the Split-Off as a transaction qualifying, as to the stockholders of the Company, as a transaction described in Section 355 of the Code (the “Officer’s Opinion”).  In rendering the Split-Off Opinion and the Officer’s Opinion, such counsel shall be entitled to rely upon representations reasonably requested by such counsel, including but not limited to the representations in the Parent Representation Letter.

SECTION 10.02.    Overpayments and Interest on Late Payments.  Any payment required by this Agreement which is not made on or before the date required to be made hereunder shall bear interest after such date at the Underpayment Rate.  Any payment made under this Agreement the amount of which is subsequently determined to be in excess of the amount due under this Agreement shall be refunded to the payor within 10 business days of such subsequent determination, together with interest at the Underpayment Rate calculated from the date of original payment.

SECTION 10.03.    Determination and Characterization of Payments.  (a)  All indemnification payments under this Agreement shall be determined on an after-Tax basis, i.e., taking into account the Tax consequences to the indemnified party (and each other member of the indemnified party’s Group) of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor, but only to the extent such Tax consequences are not otherwise taken into account in determining the amount of an indemnification payment hereunder.

(b)           The payments made pursuant to this Agreement shall be treated as occurring immediately before the Split-Off, and no member of the Newco Group or the Company Group shall take any position inconsistent with such treatment before any Tax Authority, except to the extent that a Final Determination requires otherwise.

SECTION 10.04.    Notices and Governing Law.  All notices required or permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, in accordance with the applicable provisions of the Merger Agreement.

SECTION 10.05.    Amendments.  This Agreement may not be amended except by an agreement in writing, signed by the parties.

SECTION 10.06.    Binding Effect; No Assignment; Third Party Beneficiaries.  This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors, assigns, and persons controlling any of the corporations bound hereby.  Parent and the Company, on the one hand, and Newco, on the other hand, hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of the Company’s Subsidiaries and Newco’s Subsidiaries, respectively.  The Company and Newco shall, upon the written request of any other party, cause any of their respective Subsidiaries to execute this Agreement.  No party to this Agreement shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Newco, in the case of Parent or the Company, or without the prior written consent of Parent or the Company, in the case of Newco, except that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (other than tax payment obligations and other payment obligations) to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve the Company of any of its obligations hereunder.  Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedy under or by reason of this Agreement.

SECTION 10.07.    Entire Agreement.  This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter.  To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Transaction Agreement, the provisions of this Agreement shall prevail.

SECTION 10.08.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Johnson & Johnson,

By:	/s/ ERIC MILLEDGE
	Name:	Eric Milledge
	Title:	Company Group Chairman

Inverness Medical Technology, Inc.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

Inverness Medical Innovations, Inc.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

[Tax Allocation Agreement]